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                             SUBSCRIPTION AGREEMENT

     National Investors Cash Management Fund, Inc. (the "Company"), a Maryland corporation, and FDI Distribution Services, Inc. ("FDI"), a Delaware corporation, hereby agree with each other as follows:

         1. The Company hereby offers FDI and FDI hereby purchases 50,000 shares (par value $.0001 per share) of the Kennedy Cabot Money Market Portfolio, 25,000 shares (par value $.0001 per share) of the Kennedy Cabot U.S. Government Portfolio, and 25,000 shares (par value $.0001 per share) of the Kennedy Cabot Municipal Portfolio of the Company (collectively known as "shares") at a price of $1.00 per share.

         2. FDI represents and warrants to the Company that the shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. FDI agrees that if it or any direct or indirect transferee of any of the shares redeems any of the shares prior to the fifth anniversary of the date the Company begins its investment activities, FDI will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by FDI or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         4. FDI is authorized and otherwise duly qualified to purchase and hold shares and to enter into this Subscription Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of May, 1998.

(SEAL)                                      National Investors Cash Management
                                            Fund, Inc.

ATTEST:

/s/ Karen Jacoppo Wood                      By: /s/ Joseph F. Tower III
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(SEAL)                                      FDI Distribution Services, Inc.

ATTEST:

/s/ Karen Jacoppo Wood                      By: /s/ Richard W. Ingram
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